LNR
Partners, Inc.

March 13, 2006

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD  21045
Attention:    Corporate Trust Department (CMBS) COMM 2005-LP5
          COMM 2005-LP5

Re:          Annual Independent Public Accountant’s Servicing Report
Pooling and Servicing Agreement
Deutsche Mortgage & Asset Receiving Corp., Commercial Mortgage Pass-Through Certificates
COMM 2005-LP5

To Whom It May Concern:

As of and for the year ended December 31, 2005, LNR Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the Special Servicer as noted in the attachment to this assertion. As of and for this same period, LNR Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LNR PARTNERS, INC.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President

cc:   Midland Loan Services
        10851 Mastin, 7th Floor, Building 82
Overland Park, KS 66210
President

1601 Washington Avenue - Suite 700 - Miami Beach, Florida 33139
Telephone: (305) 695-5600 - Fax: (305) 695-5601